Exhibit 99.1

For Immediate Release

3M Reports Fourth-Quarter 2018 Results

Fourth-Quarter Highlights:

•                 Sales of $7.9 billion, down 0.6 percent year-on-year

•                 Organic local-currency sales growth of 3.0 percent; growth across all business groups and all geographic areas

•                 GAAP EPS of $2.27 vs. $0.85 last year, up 167 percent year-on-year

•                  Q4 2018 earnings included a net charge of $0.04 per share for tax adjustments related to both the Tax Cuts and Jobs Act (TCJA) and the Q1 2018 legal settlement; and a $0.02 per share net benefit from a divestiture gain, net of actions

•                  Q4 2017 earnings included tax expense of $1.25 per share related to TCJA

•                 Adjusted EPS of $2.31 vs. $2.10 last year, up 10.0 percent year-on-year, excluding the above tax-related items in both years

•                 Returned $2.1 billion to shareholders via dividends and gross share repurchases

Full-Year Highlights:

•                 Sales of $32.8 billion, up 3.5 percent year-on-year

•                 Organic local-currency sales growth of 3.2 percent; growth across all business groups and all geographic areas

•                 GAAP EPS of $8.89 vs. $7.93 last year, up 12.1 percent year-on-year

•                  Full-year 2018 earnings included a net charge of $1.57 per share related to TCJA and the Q1 2018 legal settlement; and a $0.50 per share net benefit from divestiture gain, net of actions

•                  Full-year 2017 earnings included tax expense of $1.24 per share related to TCJA

•                 Adjusted EPS of $10.46 vs. $9.17 last year, up 14.1 percent year-on-year, excluding the impact of TCJA and the Q1 2018 legal settlement

•                 Returned $8.1 billion to shareholders via dividends and gross share repurchases

ST. PAUL, Minn. — Jan. 29, 2019 - 3M (NYSE: MMM) today reported fourth-quarter and full-year 2018 results.

“3M executed well in the fourth quarter, with results that were in line with our expectations,” said Mike Roman, 3M chief executive officer. “We delivered organic growth of 3 percent — which included growth across all business groups and geographic areas — along with strong cash flow and earnings. The fourth quarter capped an important year for 3M, as we posted good results and continued to take actions to strengthen our company for the future.

“Going forward, our team remains focused on executing our four priorities — Portfolio, Transformation, Innovation, and People & Culture — which are keys to growth and value creation,” Roman continued. “We are positioned for a successful 2019, and are focused on delivering for our customers and shareholders.”

Fourth-Quarter Results

Fourth-quarter 2018 GAAP earnings were $2.27 per share, an increase of 167 percent versus the fourth quarter 2017. During the fourth quarter of 2018, the company incurred a net charge of $0.04 per share for tax adjustments related to both the Tax Cut and Jobs Act (TCJA) and its first quarter 2018 legal settlement. Fourth-quarter 2017 GAAP earnings were $0.85 per share which included a net tax expense of $1.25 per share related to TCJA.

Excluding the above items, fourth quarter 2018 adjusted earnings were $2.31 per share versus $2.10 per share in the fourth quarter 2017, an increase of 10.0 percent, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section. The company’s fourth quarter 2018 earnings include a $0.02 per share benefit related to a divestiture, net of restructuring actions.

Sales were down 0.6 percent to $7.9 billion. Organic local-currency sales increased 3.0 percent while divestitures decreased sales by 1.3 percent. Foreign currency translation decreased sales by 2.3 percent year-on-year.

Fourth-quarter operating income was $1.8 billion and operating income margins were 22.4 percent. The company’s operating cash flow was $2.3 billion, contributing to conversion of 128 percent of net income to free cash flow, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section.

3M paid $787 million in cash dividends to shareholders and repurchased $1.3 billion of its own shares during the quarter.

Total sales grew 2.4 percent in Health Care, 0.3 percent in Safety and Graphics, and 0.1 percent in Consumer. Total sales declined 0.3 percent in Industrial and 4.5 percent in Electronics and Energy. Organic local-currency sales increased 4.8 percent in Health Care, 4.1 percent in Electronics and Energy, 3.3 percent in Safety and Graphics, 2.5 percent in Industrial, and 1.9 percent in Consumer.

On a geographic basis, total sales grew 3.3 percent in the U.S. Total sales declined 0.8 percent in Asia Pacific, 2.8 percent in Latin America/Canada, and 6.4 percent in EMEA (Europe, Middle East and Africa). Organic local-currency sales increased 5.0 percent in Latin America/Canada, 4.4 percent in the U.S., 2.0 percent in Asia Pacific, and 1.3 percent in EMEA.

Fourth-Quarter Business Group Discussion

Industrial

•                  Sales of $3.0 billion, down 0.3 percent in U.S. dollars. Organic local-currency sales increased 2.5 percent, divestitures decreased sales by 0.1 percent and foreign currency translation decreased sales by 2.7 percent.

•                  On an organic local-currency basis:

•                  Sales grew in advanced materials, industrial adhesives and tapes, separation and purification, abrasive systems, and automotive aftermarket.

•                  Sales grew in all geographic areas led by the U.S., Latin America/Canada, and EMEA.

•                  Operating income was $627 million, an increase of 8.1 percent year-on-year; operating margins were 21.2 percent.

Safety and Graphics

•                  Sales of $1.6 billion, up 0.3 percent in U.S. dollars. Organic local-currency sales increased 3.3 percent, foreign currency translation decreased sales by 2.8 percent and acquisitions, net of divestitures, decreased sales by 0.2 percent.

•                  On an organic local-currency basis:

•                  Sales grew in personal safety and commercial solutions; sales declined in transportation safety and roofing granules.

•                  Sales grew in Latin America/Canada, the U.S., and EMEA; sales declined in Asia Pacific.

•                  Operating income was $345 million, down 14.8 percent year-on-year; operating margins were 22.0 percent.

Health Care

•                  Sales of $1.5 billion, up 2.4 percent in U.S. dollars. Organic local-currency sales increased 4.8 percent, foreign currency translation decreased sales by 2.4 percent.

•                  On an organic local-currency basis:

•                  Sales grew in food safety, health information systems, medical solutions, and oral care; sales declined in drug delivery.

•                  Sales grew in all geographic areas led by Asia Pacific, Latin America/Canada, and EMEA.

•                  Operating income was $458 million, a decrease of 0.2 percent year-on-year; operating margins were 30.2 percent.

Electronics and Energy

•                  Sales of $1.3 billion, down 4.5 percent in U.S. dollars. Organic local-currency sales increased 4.1 percent, foreign currency translation decreased sales by 1.5 percent and divestitures decreased sales by 7.1 percent.

•                  On an organic local-currency basis:

•                  Electronics-related sales grew 3 percent with growth in both electronics material solutions and display materials and systems; energy-related sales increased 5 percent.

•                  Sales grew in Latin America/Canada, the U.S., and Asia Pacific; sales declined in EMEA.

•                  Operating income was $396 million, an increase of 8.2 percent year-on-year; operating margins were 29.5 percent.

Consumer

•                  Sales of $1.2 billion, up 0.1 percent in U.S. dollars. Organic local-currency sales increased 1.9 percent and foreign currency translation decreased sales by 1.8 percent.

•                  On an organic local-currency basis:

•                  Sales grew in home improvement, and stationery and office supplies; sales declined in home care, and consumer health care.

•                  Sales grew in Latin America/Canada and the U.S.; sales declined in Asia Pacific and EMEA.

•                  Operating income was $257 million, down 5.2 percent year-on-year; operating margins were 21.3 percent.

Full-Year 2018 Results

Full-year 2018 GAAP earnings were $8.89 per share, an increase of 12.1 percent. During the year, the company recorded a net tax expense of $0.29 per share related to TCJA. In addition, the company recorded an after-tax expense of $1.28 per share related to its first quarter 2018 legal settlement. Full-year 2017 GAAP earnings were $7.93 per share, which included a $1.24 per share net tax expense related to TCJA.

Excluding the above items, 2018 adjusted earnings were $10.46 per share, an increase of 14.1 percent, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section. During 2018, the company recorded an earnings benefit of $0.50 per share from the divestiture of its communication markets business, net of related restructuring actions.

Sales increased 3.5 percent to $32.8 billion and organic local-currency sales increased 3.2 percent. The combination of acquisitions and divestitures increased sales 0.1 percent. Foreign currency translation increased sales 0.2 percent. Full-year operating income margins were 22.0 percent, while adjusted operating margins were 24.7 percent, up 40 basis points versus 2017.

The company’s operating cash flow was $6.4 billion, contributing to conversion of 91 percent of net income to free cash flow for the year. In addition, 3M generated 22 percent return on invested capital.  Refer to the “Supplemental Financial Information Non-GAAP Measures” section. The net impact from TCJA, Q1 2018 legal settlement, and communication markets divestiture gain, net of related actions, reduced full-year free cash flow conversion by 2 percentage points and reduced return on invested capital by 2 percentage points.

For the full year, 3M paid $3.2 billion in cash dividends to shareholders and repurchased $4.9 billion of its own shares.

2019 Updated Outlook

The company updated its earnings and organic local-currency sales growth expectations to reflect the current external environment and to include the pending acquisition of the technology business of M*Modal which was previously excluded from guidance. Full-year 2019 earnings are now expected to be in the range of $10.45 to $10.90 per share, including a $0.10 per share earnings headwind from the M*Modal acquisition, versus a prior expectation of $10.60 to $11.05 per share. 3M also expanded its full-year organic local-currency growth expectation to a range of 1 to 4 percent versus 2 to 4 percent, previously. The company maintained its full-year expectations for free cash flow conversion of 95 to 105 percent and return on invested capital of 22 to 25 percent, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section.

3M will conduct an investor teleconference at 9:00 a.m. EST (8:00 a.m. CST) today. Investors can access this conference via the following:

•               Live webcast at http://investors.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investors.3M.com and click on “Quarterly Earnings.”

•               Telephone replay:

Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S. (for both U.S. and outside the U.S., the access code is 21898676). The telephone replay will be available until 11:30 a.m. EST (10:30 a.m. CST) on Feb. 5, 2019.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; (10) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; and (11) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2017, and any subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017

Net sales	$7,945	$7,990	$32,765	$31,657

Operating expenses
Cost of sales	4,060	4,094	16,682	16,055
Selling, general and administrative expenses	1,682	1,755	7,602	6,626
Research, development and related expenses	437	448	1,821	1,870
Gain on sale of businesses	(17)	(96)	(547)	(586)

Total operating expenses	6,162	6,201	25,558	23,965

Operating income	1,783	1,789	7,207	7,692

Other expense (income), net	63	117	207	144

Income before income taxes	1,720	1,672	7,000	7,548

Provision for income taxes	371	1,147	1,637	2,679

Net income including noncontrolling interest	$1,349	$525	$5,363	$4,869

Less: Net income attributable to noncontrolling interest	2	2	14	11

Net income attributable to 3M	$1,347	$523	$5,349	$4,858

Weighted average 3M common shares outstanding — basic	580.7	596.5	588.5	597.5
Earnings per share attributable to 3M common shareholders — basic	$2.32	$0.88	$9.09	$8.13

Weighted average 3M common shares outstanding — diluted	592.6	613.4	602.0	612.7
Earnings per share attributable to 3M common shareholders — diluted	$2.27	$0.85	$8.89	$7.93

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	December 31,	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$2,853	$3,053
Marketable securities — current	380	1,076
Accounts receivable — net	5,020	4,911
Inventories	4,366	4,034
Prepaids	741	937
Other current assets	349	266
Total current assets	13,709	14,277
Property, plant and equipment — net	8,738	8,866
Goodwill and intangible assets — net	12,708	13,449
Other assets	1,345	1,395
Total assets	$36,500	$37,987

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and
current portion of long-term debt	$1,211	$1,853
Accounts payable	2,266	1,945
Accrued payroll	749	870
Accrued income taxes	243	310
Other current liabilities	2,775	2,709
Total current liabilities	7,244	7,687
Long-term debt	13,411	12,096
Other liabilities	5,997	6,582
Total liabilities	$26,652	$26,365

Total equity	$9,848	$11,622
Shares outstanding
December 31, 2018: 576,575,168 shares
December 31, 2017: 594,884,237 shares
Total liabilities and equity	$36,500	$37,987

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Year ended
	December 31,
	2018	2017
NET CASH PROVIDED BY OPERATING ACTIVITIES	$6,439	$6,240

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,577)	(1,373)
Acquisitions, net of cash acquired	13	(2,023)
Purchases and proceeds from sale or maturities of marketable securities and investments — net	669	(798)
Proceeds from sale of businesses, net of cash sold	846	1,065
Other investing activities	271	43

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	222	(3,086)

Cash flows from financing activities:
Change in debt	933	1,603
Purchases of treasury stock	(4,870)	(2,068)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	485	734
Dividends paid to shareholders	(3,193)	(2,803)
Other financing activities	(56)	(121)

NET CASH USED IN FINANCING ACTIVITIES	(6,701)	(2,655)

Effect of exchange rate changes on cash and cash equivalents	(160)	156

Net increase (decrease) in cash and cash equivalents	(200)	655
Cash and cash equivalents at beginning of year	3,053	2,398

Cash and cash equivalents at end of period	$2,853	$3,053

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in millions, except full-year 2019 forecast)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
Major GAAP Cash Flow Categories	2018	2017	2018	2017

Net cash provided by operating activities	$2,258	$1,860	$6,439	$6,240
Net cash provided by (used in) investing activities	(416)	(2,732)	222	(3,086)
Net cash provided by (used in) financing activities	(2,152)	1,044	(6,701)	(2,655)

Free Cash Flow (non-GAAP measure)					Full-Year 2019 Forecast (Billions)

Net cash provided by operating activities	$2,258	$1,860	$6,439	$6,240	$7.7 to $8.4
Purchases of property, plant and equipment	(531)	(459)	(1,577)	(1,373)	$(1.7 to $1.9)
Free cash flow (a)	1,727	1,401	4,862	4,867	$5.8 to $6.7

Net income attributable to 3M	$1,347	$523	$5,349	$4,858	$6.1 to $6.4
Free cash flow conversion (a)	128%	268%	91%	100%	95% to 105%

(a)                     Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are meaningful to investors as they function as useful measures of performance and the Company uses these measures as an indication of the strength of the company and its ability to generate cash.

	December 31,	December 31,
Net Debt (non-GAAP measure)	2018	2017
Total debt	$14,622	$13,949
Less: Cash, cash equivalents and marketable securities	3,270	4,156
Net debt (b)	$11,352	$9,793

(b)                     Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies. The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M believes net debt is meaningful to investors as 3M considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES — (CONTINUED)

(Dollars in millions, except full-year 2019 forecast)

(Unaudited)

	Twelve months ended December 31,		Full Year Estimated 2019 (in
Return on Invested Capital (non-GAAP measure)	2018	2017	billions)

Net income including non-controlling interest	$5,363	$4,869	$6.1 to $6.4
Interest expense (after-tax) (1)	268	208	~$0.4
Adjusted net income (Return)	$5,631	$5,077	$6.5 to $6.8

Average shareholders’ equity (including non-controlling interest) (2)	$10,407	$11,627	$10.0 to $11.0
Average short-term and long-term debt (3)	14,912	12,156	$17.0 to $18.0
Average invested capital	$25,318	$23,783	$27.0 to $29.0

Return on invested capital (non-GAAP measure) (c)	22.2%	21.3%	22% to 25%

(1) Effective income tax rate used for interest expense	23.4%	35.5%	20% to 22%

(2) Calculation of average equity (includes non-controlling interest)
Ending total equity as of:
March 31	$11,039	$11,040
June 30	10,428	11,644
September 30	10,311	12,202
December 31	9,848	11,622
Average total equity	$10,407	$11,627

(3) Calculation of average debt
Ending short-term and long-term debt as of:
March 31	$15,660	$11,711
June 30	14,519	11,301
September 30	14,846	11,663
December 31	14,622	13,949
Average short-term and long-term debt	$14,912	$12,156

(c)                      Return on Invested Capital (ROIC) is not defined under U.S. generally accepted accounting principles. Therefore, ROIC should not be considered a substitute for other measures prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines ROIC as adjusted net income (net income including non-controlling interest plus after-tax interest expense) divided by average invested capital (equity plus debt). The Company believes ROIC is meaningful to investors as it focuses on shareholder value creation.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES — (CONTINUED)

(Dollars in millions, except per share amounts)

(Unaudited)

Adjusted income, operating income margin, earnings per share, & effective tax rate (non-GAAP measures) (Dollars in millions, except per share amounts)	Net Sales	Operating Income	Operating Income Margin	Income Before Taxes	Provision for Income Taxes	Effective Tax Rate	Net Income Attributable to 3M	Earnings Per Diluted Share	Earnings per diluted share percent change

Q4 2017 GAAP	$7,990	$1,789	22.4%	$1,672	$1,147	68.6%	$523	$0.85
Adjustment for TCJA	—	—	—	—	(762)	—	762	1.25
Q4 2017 Adjusted Non-GAAP Measure (d)	$7,990	$1,789	22.4%	$1,672	$385	23.0%	$1,285	$2.10

Q4 2018 GAAP	$7,945	$1,783	22.4%	$1,720	$371	21.6%	$1,347	$2.27	167.1%
Adjustment for measurement period accounting of TCJA	—	—	—	—	41		(41)	(0.07)
Adjustment for MN NRD Resolution	—	—	—	—	(60)		60	0.11
Q4 2018 Adjusted Non-GAAP Measure (d)	$7,945	$1,783	22.4%	$1,720	$352	20.5%	$1,366	$2.31	10.0%

Adjusted income, operating income margin, earnings per share, & effective tax rate (non-GAAP measures) (Dollars in millions, except per share amounts)	Net Sales	Operating Income	Operating Income Margin	Income Before Taxes	Provision for Income Taxes	Effective Tax Rate	Net Income Attributable to 3M	Earnings Per Diluted Share	Earnings per diluted share percent change
Full Year 2017 GAAP	$31,657	$7,692	24.3%	$7,548	$2,679	35.5%	$4,858	$7.93
Adjustment for TCJA	—	—	—	—	(762)	—	762	1.24
Full Year 2017 Adjusted Non-GAAP Measure (d)	$31,657	$7,692	24.3%	$7,548	$1,917	25.4%	$5,620	$9.17

Full Year 2018 GAAP	$32,765	$7,207	22.0%	$7,000	$1,637	23.4%	$5,349	$8.89	12.1%
Adjustment for measurement period accounting of TCJA	—	—	—	—	(176)		176	0.29
Adjustment for MN NRD Resolution	—	897	—	897	127		770	1.28
Full Year 2018 Adjusted Non-GAAP Measure (d)	$32,765	$8,104	24.7%	$7,897	$1,588	20.1%	$6,295	$10.46	14.1%

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES — (CONTINUED)

(Dollars in millions, except per share amounts)

(Unaudited)

(d)                     In February 2018, 3M reached an agreement with the State of Minnesota that resolved the previously disclosed Natural Resource Damages (NRD) lawsuit filed by the State against the Company related to certain PFCs present in the environment. Under the terms of the settlement, 3M agreed to provide an $850 million grant to the State for a special “3M Water Quality and Sustainability Fund.” This Fund will enable projects that support water sustainability in the Twin Cities East Metro region, such as continued delivery of water to residents and enhancing groundwater recharge to support sustainable growth. The projects will also result in habitat and recreation improvements, such as fishing piers, trails, and open space preservation. 3M recorded a charge of $897 million ($710 million after-tax), inclusive of legal fees and other related obligations, in the first quarter of 2018 associated with the resolution of this matter. In the fourth quarter of 2018, 3M recorded a related $60 million tax expense resulting from the Company’s ongoing IRS examination under the Compliance Assurance Process (CAP) and new guidance released under the Tax Cuts and Jobs Act. Also during the first quarter of 2018, 3M recorded a tax expense of $217 million related to a measurement period adjustment to the provisional amounts recorded in December 2017 from the enactment of the Tax Cuts and Jobs Act (TCJA). In the fourth quarter 2018, 3M finalized the tax impact related to TCJA with a reversal of previously recorded tax expense in the amount of $41 million.

During the fourth quarter of 2017, 3M recorded a net tax expense of $762 million related to the enactment of the Tax Cuts and Jobs Act (TCJA). The expense was primarily related to the TCJA’s transition tax on previously unremitted earnings of non-U.S. subsidiaries and was net of remeasurement of 3M’s deferred tax assets and liabilities considering the TCJA’s newly enacted tax rates and certain other impacts. This provisional amount was subject to adjustment during the measurement period of up to one year following the December 2017 enactment of the TCJA, as provided by SEC guidance.

In addition to providing financial results in accordance with U.S. GAAP, the Company also provides non-GAAP measures that adjust for the impacts of the NRD resolution and enactment/measurement period adjustments to the impact of the enactment of the TCJA. These items represent significant charges/benefits that impacted the Company’s financial results. Operating income, operating income margin, effective tax rate, net income, and earnings per share are all measures for which 3M provides the GAAP measure and an adjusted measure. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company considers these non-GAAP measures in evaluating and managing the Company’s operations. The Company believes that discussion of results adjusted for these items is meaningful to investors as it provides a useful analysis of ongoing underlying operating trends. The determination of these items may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS (e)

(Unaudited)

	Three months ended December 31, 2018
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume — organic	3.1%	1.4%	(0.6)%	2.2%	1.6%
Price	1.3	0.6	1.9	2.8	1.4
Organic local-currency sales	4.4	2.0	1.3	5.0	3.0
Divestitures	(1.1)	(0.4)	(2.9)	(1.4)	(1.3)
Translation	—	(2.4)	(4.8)	(6.4)	(2.3)
Total sales change	3.3%	(0.8)%	(6.4)%	(2.8)%	(0.6)%

	Three months ended December 31, 2018
Worldwide Sales Change	Organic local-			Total sales
By Business Segment	currency sales	Divestitures	Translation	change

Industrial	2.5%	(0.1)%	(2.7)%	(0.3)%
Safety and Graphics	3.3	(0.2)	(2.8)	0.3
Health Care	4.8	—	(2.4)	2.4
Electronics and Energy	4.1	(7.1)	(1.5)	(4.5)
Consumer	1.9	—	(1.8)	0.1
Total Company	3.0%	(1.3)%	(2.3)%	(0.6)%

	Year ended December 31, 2018
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume — organic	2.1%	3.5%	—%	2.1%	2.1%
Price	1.1	0.3	1.7	2.0	1.1
Organic local-currency sales	3.2	3.8	1.7	4.1	3.2
Acquisitions	1.9	0.5	2.2	0.7	1.4
Divestitures	(1.3)	(0.6)	(2.5)	(1.4)	(1.3)
Translation	—	0.8	1.7	(3.7)	0.2
Total sales change	3.8%	4.5%	3.1%	(0.3)%	3.5%

	Year ended December 31, 2018
Worldwide Sales Change	Organic local-				Total sales
By Business Segment	currency sales	Acquisitions	Divestitures	Translation	change

Industrial	3.2%	—%	(0.1)%	0.3%	3.4%
Safety and Graphics	5.1	7.3	(3.1)	0.2	9.5
Health Care	2.6	—	—	0.3	2.9
Electronics and Energy	3.3	—	(4.2)	0.4	(0.5)
Consumer	1.5	—	—	(0.1)	1.4
Total Company	3.2%	1.4%	(1.3)%	0.2%	3.5%

(e)                      Total sales change is calculated based on reported sales results. The components of sales change include organic local-currency sales, acquisitions, divestitures, and translation. Organic local-currency sales includes both organic volume impacts (which excludes acquisition and divestiture impacts), and selling price changes. Acquisition and divestiture impacts are measured separately for the first 12 months post-transaction.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

As part of 3M’s continuing effort to improve the alignment of its businesses around markets and customers, the Company made the following changes, effective in the first quarter of 2018, and other revisions impacting business segment reporting:

Consolidation of customer account activity within international countries — expanding dual credit reporting

•                  The Company consolidated its customer account activity in each country into centralized sales districts for certain countries that make up approximately 70 percent of 3M’s 2017 international net sales. Expansion of these initiatives, which previously had been deployed only in the U.S., reduces the complexity for customers when interacting with multiple 3M businesses. 3M business segment reporting measures include dual credit to business segments for certain sales and related operating income. This dual credit is based on which business segment provides customer account activity with respect to a particular product sold in a specific country. The expansion of alignment of customer accounts within additional countries increased the attribution of dual credit across 3M’s business segments. Additionally, certain sales and operating income results for electronic bonding product lines that were previously equally divided between the Electronics and Energy business segment and the Industrial business segment are now reported similarly to dual credit.

Centralization of manufacturing and supply technology platforms

•                  Certain shared film manufacturing and supply technology platform resources formerly reflected within the Electronics and Energy business segment were combined with other shared and centrally managed material resource centers of expertise within Corporate and Unallocated.

In addition, 3M adopted ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, effective January 1, 2018, on a retrospective basis. As a result, operating income for 3M’s business segments has been revised to reflect non-service cost components of pension and postretirement net periodic benefit costs within other expense (income) net.

The financial information presented herein reflects the impact of the preceding changes for all periods presented. Refer to 3M’s Current Report on Form 8-K furnished on March 15, 2018, for additional supplemental unaudited historical business segment net sales and operating income information. In addition, these business segment changes were reflected in 3M’s Current Report on Form 8-K dated May 8, 2018, (which updated 3M’s 2017 Annual Report on Form 10-K) and 3M’s Quarterly Report on Form 10-Q for the periods ended March 31, 2018, June 30, 2018, and September 30, 2018.

BUSINESS SEGMENT INFORMATION	Three months ended		Year ended
NET SALES	December 31,		December 31,
(Millions)	2018	2017	2018	2017

Industrial	$2,952	$2,961	$12,267	$11,866
Safety and Graphics	1,569	1,565	6,827	6,235
Health Care	1,520	1,484	6,021	5,853
Electronics and Energy	1,342	1,405	5,472	5,501
Consumer	1,211	1,210	4,796	4,731
Corporate and Unallocated	3	(3)	50	3
Elimination of Dual Credit	(652)	(632)	(2,668)	(2,532)

Total Company	$7,945	$7,990	$32,765	$31,657

BUSINESS SEGMENT INFORMATION	Three months ended		Year ended
OPERATING INCOME	December 31,		December 31,
(Millions)	2018	2017	2018	2017

Industrial	$627	$580	$2,737	$2,490
Safety and Graphics	345	405	1,720	2,066
Health Care	458	460	1,799	1,764
Electronics and Energy	396	366	2,055	1,377
Consumer	257	272	1,027	1,004
Corporate and Unallocated (f)	(136)	(139)	(1,465)	(395)
Elimination of Dual Credit	(164)	(155)	(666)	(614)

Total Company	$1,783	$1,789	$7,207	$7,692

(f)                       Corporate and Unallocated operating income was impacted of certain restructuring actions related to addressing corporate functional costs following the Communication Markets Division divestiture recorded in the second and fourth quarter of 2018. These actions, in addition to the legal settlement recorded in the first quarter of 2018, impacted 2018 operating income.

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $33 billion in sales, our 93,000 employees connect with customers all around the world.

Contacts

3M

Investor Contact:

Bruce Jermeland, 651-733-1807

or

Tony Riter, 651-733-1141

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